Exhibit 99.1
Press Release Dated January 18, 2012

NEWS RELEASE
January 18, 2012

Farmers Capital Bank Corporation Announces Fourth Quarter Results

Frankfort, Kentucky – Farmers Capital Bank Corporation (NASDAQ:  FFKT) (the “Company”) reported net income of $1.3 million or $.10 per common share for the quarter ended December 31, 2011. Net income was $272 thousand for the linked quarter ended September 30, 2011, which represents a loss of $.03 per common share after factoring in dividends related to outstanding preferred stock. For the fourth quarter a year ago, the Company reported net income of $891 thousand or $.06 per common share. Net income was $2.7 million or $.11 per common share for the twelve months ended December 31, 2011 compared to $6.9 million or $.68 per common share for the year ended December 31, 2010.

“While net income was higher in the fourth quarter compared with each of the three previous quarters of the year, our operating results are clearly below the level for which we are striving; we remain resolute in solving the challenges facing our Company,” states Lloyd C. Hillard, Jr., President and Chief Executive Officer of the Company. “We are working through difficult issues in a methodical process and have seen incremental improvements. Our level of nonperforming loans at year-end declined by $10.2 million or 11.4% from the previous quarter,” says Mr. Hillard. “We restructured a portion of the investment securities portfolio during the quarter with the primary purpose of improving the projected stream of cash flows from prepayments and maturities. This was accomplished while generating a modest gain and maintaining the portfolio’s strong market value and future yields.”

“We also sold $5.5 million of repossessed real estate during the quarter at 96% of its carrying amount; we have valued these assets in a realistic manner,” said Mr. Hillard. “And we continue to strengthen loan underwriting. Both of our two largest bank charters have added a new chief credit officer.”

Net income increased $980 thousand or 360% in the current quarter compared to the linked quarter. Significant components of the improvement include a $2.4 million or 67.2% decrease in expenses associated with repossessed property, which was partially offset by lower net interest income of $593 thousand or 4.4%, a decrease in noninterest income of $362 thousand or 5.8%, and a smaller income tax benefit of $226 thousand or 28.0%. Repossessed property expenses are lower in the comparison primarily due to a large impairment charge of $2.8 million recorded in the linked quarter related to a single real estate development.

Loans (net of unearned income) were $1.1 billion at December 31, 2011, a decrease of $29.0 million or 2.6% compared to September 30, 2011. Nonperforming loans were $78.9 million at December 31, 2011, a decrease of $10.2 million compared to $89.1 million a quarter earlier while the provision for loan losses was relatively unchanged at $3.3 million. Net loan charge-offs were $5.9 million and $2.1 million in the current three months and linked quarter, respectively. This represents an increase of $3.8 million or 181% for the current quarter. Net charge-offs for the current quarter include $2.6 million related to a single real estate development credit that had been fully reserved for in previous quarters and $779 thousand related to a single credit secured by commercial real estate. In addition, the linked quarter includes a recovery of $500 thousand related to a single credit completely charged-off during 2009. Net charge-offs as a percentage of outstanding loans (net of unearned income) were .54% and .19% in the current and linked quarters, respectively.

The allowance for loan losses was $28.3 million or 2.64% of loans (net of unearned income) outstanding at December 31, 2011. At September 30, 2011 and year-end 2010, the allowance for loan losses was $30.9 million or 2.80% of net loans outstanding and $28.8 million or 2.41% of net loans outstanding, respectively. Net charge-offs exceeded the provision for loan losses in the amount of $2.6 million and $520 thousand for the three and twelve months ended December 31, 2011. Net charge-offs for the current quarter include $2.6 million related to a single larger-balance real estate development credit which had been fully reserved for in prior quarters.

Farmers Capital Bank Corporation   *   Page 1 of 7

The Company recorded an income tax benefit of $580 thousand and $806 thousand for the current three months and linked quarter, respectively. This represents a decrease of $226 thousand or 28.0% in the comparison. Income tax expense accruals are based on the best estimate of the expected tax rate for the year at the time the accrual is recorded. As the expected tax accrual rate changes during the year, adjustments are made each quarter to true up year to date balances. The accrual for income tax expense has been subject to change during 2011 as a result of differences to expected pretax income which has been less than previously forecasted as the year has progressed. At June 30, 2011 the Company’s expected tax rate for the year was an expense of 15% plus an additional $449 thousand related to an uncertain tax position related to the tax exempt status of a loan customer of the Company as previously disclosed. At September 30, 2011, the Company’s expected tax rate for the year was a benefit of 30% plus $298 thousand of expense related to the uncertain tax position mentioned above. The actual rate for the twelve months at year-end 2011 is a benefit of 45% plus $298 thousand of expense for the uncertain tax position.

The effective tax rate for the current quarter was a benefit of 86.3% compared to a benefit of 151% for the linked quarter. The continued decrease in projected pre-tax income for 2011 has resulted in changes in the effective tax rate as the year has progressed. Income from tax free sources has remained relatively consistent throughout 2011 and has continued to become a greater percentage of the declining pre-tax income each quarter.

A summary of nonperforming assets is as follows for the periods indicated.

(In thousands)	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010
Nonaccrual loans	$59,755	$60,322	$63,737	$57,473	$53,971
Loans 90 days or more past due and still accruing	1	2	3	45	42
Restructured loans	19,125	28,742	32,241	36,746	36,978
Total nonperforming loans	78,881	89,066	95,981	94,264	90,991

Other real estate owned	38,157	35,993	34,710	34,371	30,545
Other foreclosed assets	36	40	17	20	34
Total nonperforming assets	$117,074	$125,099	$130,708	$128,655	$121,570

Ratio of total nonperforming loans to total loans (net of unearned income)	7.4%	8.1%	8.5%	8.2%	7.6%

The $8.0 million or 6.4% decrease in total nonperforming assets in the linked quarter comparison is due to a net decrease in nonperforming loans of $10.2 million or 11.4% partially offset by an increase in other real estate owned of $2.2 million or 6.0%. Restructured loans and nonaccrual loans have decreased $9.6 million or 33.5% and $567 thousand or .9%, respectively, in the comparison. The decrease in restructured loans is attributed primarily to reclassifying $5.7 million related to three separate credits secured by real estate development projects to nonaccrual status in the current quarter, net of related charge-offs recorded in the fourth quarter of $2.6 million.

Overall, nonaccrual loans decreased primarily as a result of four larger balance nonaccrual credits being transferred to the Company through foreclosure in the aggregate amount of $6.6 million and the payoff of one larger balance credit in the amount of $1.9 million, which offset the addition of one previously performing larger credit in the amount of $4.1 million classified as nonaccrual in the current quarter. The quarterly net increase in other real estate owned was made up of property repossessions totaling $8.1 million, driven by the four larger balance credits totaling $6.6 million reclassified from nonaccrual loans, partially offset by impairment charges of $470 thousand and property sales of $5.5 million.

Farmers Capital Bank Corporation   *   Page 2 of 7

Fourth Quarter 2011 Compared to Third Quarter 2011

▪
As discussed in more detail above, the $980 thousand or 360% increase in net income in the current quarter compared to the linked quarter is attributed mainly to a $2.4 million decrease in expenses related to repossessed properties, partially offset by lower net interest income of $593 thousand or 4.4%, a decrease in noninterest income of $362 thousand or 5.8%, and a smaller income tax benefit of $226 thousand or 28.0%.

▪
The decrease in net interest income is due mainly to a $938 thousand or 4.8% decrease in interest income. Interest income on loans and investment securities declined $588 thousand or 3.9% and $359 thousand or 8.5%, respectively. The decrease in interest income was partially offset by lower interest expense of $345 thousand or 5.7%, driven by lower interest expense on deposits of $337 thousand or 9.5%. Net interest margin was 2.96% in the current quarter compared to 3.07% in the linked quarter. Net interest spread was 2.72%, a decrease of 11 basis points compared to 2.83% in the linked quarter.

▪
The decrease in noninterest income was driven mainly by lower net gains on the sale of investment securities of $240 thousand or 62.2%, lower service charges and fees on deposits of $115 thousand or 5.1%, and lower data processing fee income of $55 thousand or 35.3%. The decrease in data processing fees was driven by $34 thousand or 36.0% lower income related to the Company’s depository services contract with the Commonwealth of Kentucky. As disclosed in previous quarters, the Company’s depository services contract with the Commonwealth had an original termination date of June 30, 2011. This contract, originally extended through December 2011, was further extended to June 2012 whereby the Company continues to provide services and assistance during the transition process. Transaction volumes have decreased significantly since the expiration of the original contract on June 30, 2011.

▪
Total noninterest expenses decreased $2.2 million or 13.1% driven by the $2.4 million decrease in expenses associated with repossessed real estate as discussed above. All other noninterest expense categories increased $183 thousand or 1.4% in the aggregate.

Fourth Quarter 2011 Compared to Fourth Quarter 2010

▪
The $361 thousand or $.04 per common share increase in net income for the fourth quarter of 2011 compared to the same quarter a year ago is the result of a decrease in noninterest expenses of $338 thousand or 2.2%, a decrease in the provision for loan losses of $287 thousand or 8.0%, and $910 thousand related to income taxes. These amounts were partially offset by lower net interest income of $645 thousand or 4.8% and lower noninterest income of $529 thousand or 8.2%.

▪	The decrease in the provision for loan losses in the current quarter is mainly due to a decline in loans outstanding and an improvement in the level of nonperforming loans.
▪
Total interest income decreased $2.2 million or 10.7% led by lower interest income on loans of $2.3 million or 13.4%. Interest income on loans has decreased as outstanding loan balances have declined and the overall interest rate environment remains near historic lows.

▪
Total interest expense decreased $1.6 million or 21.6% in the comparison primarily due to a $1.2 million or 27.1% decrease in interest expense on deposits. Interest expense on deposits and other borrowings have trended downward primarily as a result of the overall low interest rate environment and a strategy to reduce higher-rate time deposits. Interest expense on long-term borrowings decreased $355 thousand or 12.4% due primarily to a lower average balance outstanding which was driven by the maturities of long-term debt.

▪
Net interest margin was 2.96% in the current quarter, a decrease of two basis points from 2.98% in the fourth quarter a year ago. Net interest spread was 2.72%, unchanged from the same quarter a year ago.

▪
The $529 thousand or 8.2% decrease in noninterest income occurred over a broad range of line items, but was mainly due to a decrease from the following components: company-owned life insurance of $261 thousand or 52.8%, lower data processing fees of $181 thousand or 64.2%, lower service charges and fees on deposits of $121 thousand or 5.4%, and lower net gains from the sale of loans of $100 thousand or 21.6%.

▪
The decrease in company-owned life insurance is mainly due to death benefits recorded in the amount of $241 thousand in the fourth quarter of 2010. There was none recorded in the current quarter. The decrease in data processing fees was driven by a $134 thousand or 69.0% decline related to the Company’s depository services contract with the Commonwealth of Kentucky, which is currently in a winding down phase as previously disclosed by the Company. Service charges and fees on deposits were down mainly due to lower fees from overdraft/insufficient funds of $169 thousand or 11.4%. While the volume of loans sold decreased $643 thousand or 3.6% in the comparison, the decrease in net gains on the sale of loans was more a function of smaller markups on loan sales in the current period in an effort to remain competitive.

▪
The Company sold investment securities during the current quarter that resulted in a $144 thousand increase in net gains compared to the fourth quarter of 2010. The Company sells investment securities periodically in response to its overall asset/liability management strategy to lock in gains, increase yield, restructure expected future cash flows, and/or enhance its capital position as opportunities occur. Trust fees were up $54 thousand or 12.3% in the comparison on volume increases.

▪
The overall decrease in noninterest expenses of $338 thousand is due mainly to improvements related to the following: a decrease in deposit insurance expense of $285 thousand or 29.1%, a decrease in data processing and communications expense of $189 thousand or 15.1%, lower expenses attributed to repossessed real estate of $78 thousand or 6.2%, lower net occupancy expense of $74 thousand or 6.0%, and lower amortization of intangible assets of $74 thousand or 20.6%. Partially offsetting these improvements was an increase in salary and employee benefits of $180 thousand or 2.8%, of which $101 thousand relates to higher benefit expenses.

▪
The decrease in deposit insurance expense is attributed mainly to the change in the FDIC’s assessment base and rate structure that went into effect in the second quarter of 2011. The decrease in data processing and communication expense is due to cost savings related to the Company’s contract with the Commonwealth of Kentucky, which is currently in the winding down phase. The decrease in expenses associated with repossessed real estate was driven by a $288 thousand lower amount attributed to property write-downs and losses on sales. Net occupancy expenses decreased in nearly all areas, led by a decline in real estate taxes and utility costs. The decrease in intangible asset amortization is a result of amortization schedules that allocate a higher amount of amortization in the earlier periods following an acquisition consistent with how the assets are used.

▪
The Company recorded an income tax benefit of $580 thousand in the current quarter compared to income tax expense in the amount of $330 thousand in the fourth quarter of 2010. The effective tax rate for the current quarter was a benefit of 86.3% compared to an expense of 27.0% for the same quarter in 2010. As the expected tax accrual rate changes during the year, adjustments are made each quarter to true up year to date balances. Declines in the Company’s pretax income have been primarily from taxable sources, resulting in tax free sources comprising a larger component of total income. Income from tax free sources has remained relatively stable. When tax free income exceeds pretax income, the Company will record a tax benefit.

Farmers Capital Bank Corporation   *   Page 3 of 7

Twelve-month Comparison

▪
The $4.2 million or $.57 per common share decrease in net income for the year ending December 31, 2011 compared to the 2010 is primarily the result of lower overall noninterest income of $9.7 million or 28.5% and net interest income of $1.1 million or 2.1%, partially offset by a decrease in the provision for loan losses of $3.7 million or 21.7% and lower income tax expense of $2.7 million.

▪
The decrease in noninterest income was driven by lower investment securities gains of $7.5 million or 84.8% and is attributed to the timing and volume of securities sold. The Company sells investment securities periodically in response to its overall asset/liability management strategy to lock in gains, increase yield, restructure expected future cash flows, and/or enhance its capital position as opportunities occur.

▪
With the exception of an increase in trust fee income, all other noninterest income line items decreased in the comparison. The more significant changes in noninterest income include the following: lower service charges and fees on deposits of $554 thousand or 6.0% driven by a decline in fees from overdraft/insufficient funds of $619 thousand or 10.2% related to lower transaction volume; lower data processing fees of $536 thousand or 40.4% driven by a $407 thousand or 43.1% decrease in fees related to the winding down of the Commonwealth of Kentucky depository services contract; and a decrease in other service charges, commissions, and fees of $318 thousand or 7.0% attributed primarily to a custodial services contract that expired at the end of the second quarter of 2010 and was not renewed.

▪
Additionally, income from company-owned life insurance decreased $361 thousand or 27.8% mainly due to death benefits recorded in the amount of $241 thousand in 2010 where there were none recorded in the current year. Allotment processing fees declined $227 thousand or 4.1% mainly due to the Company no longer processing a related ancillary product which it began to phase out in the second quarter of 2010 and fully eliminated during the second quarter of 2011. Trust fee income increased $397 thousand or 23.5% due to both an increase related to higher managed asset values along with accrual refinements resulting in a one-time increase in the amount of $165 thousand during the second quarter of 2011.

▪
Net interest income decreased $1.1 million or 2.1% in the comparison as an $11.4 million decrease in interest income was partially offset by lower interest expense of $10.3 million. Net interest margin was 3.09% for 2011, an increase of nine basis points from 3.00% for 2010. Net interest spread was 2.84%, up six basis points compared to 2.78%. Interest income, primarily on loans, has decreased as outstanding loan balances have declined and the overall interest rate environment remains near historic lows. Interest expense on deposits and other borrowings have trended downward primarily as a result of the overall low interest rate environment and a strategy to reduce higher-rate time deposits.

▪
The $3.7 million decrease in the provision for loan losses is attributed mainly to the overall decrease in net loans outstanding of $121 million or 10.1% at year-end 2011 compared to a year earlier. Lower nonperforming loans have also had a positive impact on the provision for loan losses. Nonperforming loans were $78.9 million at December 31, 2011 compared to $91.0 million at year-end 2010.

▪
Total noninterest expenses were relatively unchanged at $62.5 million in the annual comparison. The more significant components of noninterest expenses that decreased were as follows: a $1.3 million or 31.1% decrease in deposit insurance expense driven mainly by the change in the FDIC’s assessment base and rate structure that went into effect in the second quarter of 2011; an $812 thousand or 14.9% decrease in data processing and communications expenses included in the prior year related to the merger of two of the Company’s bank subsidiaries, combined with expenses associated with a terminated rewards program previously processed through an unrelated third party and cost savings related to the Company’s contract with the Commonwealth; a decrease in scheduled amortization of intangible assets of $294 thousand or 20.5%; and a decrease in correspondent bank fees of $242 thousand or 39.2% related mainly to a custodial services contract that expired at the end of the second quarter of 2010 and was not renewed.

▪
The more significant components of noninterest expenses that increased in the annual comparison are as follows: a $1.3 million or 21.5% increase in expenses associated with repossessed real estate properties driven by higher impairment charges of $1.4 million or 33.3%; two non-routine losses included in other expense in the aggregate amount of $1.0 million recorded in the first quarter of 2011 in which no corresponding amount was recorded in the comparable period of a year ago. These losses relate to a fraudulent transaction on a deposit account involving one of the Company’s customers and a write-down attributed to uncollectible amounts of property tax receivables at the Company’s leasing subsidiary.

▪
The Company recorded an income tax benefit of $647 thousand for 2011 compared to income tax expense in the amount of $2.0 million for 2010. The effective tax benefit for 2011 was 30.9% compared to an effective tax expense of 22.7% for 2010. The continued decrease in projected pre-tax income for 2011 has resulted in decreases in the effective tax rate as the year has progressed. Income from tax free sources remained relatively consistent throughout 2011 and continued to become a greater percentage of the declining pretax income each quarter.

Farmers Capital Bank Corporation   *   Page 4 of 7

Balance Sheet

▪
Total assets were $1.9 billion at year-end 2011, a decrease of $17.1 million or .9% from September 30, 2011. The net decline in total assets was driven by a decrease in loans (net of unearned income and allowance) of $26.4 million or 2.5% and cash and cash equivalents of $7.1 million or 7.0%, partially offset by an increase in available for sale investment securities of $12.3 million or 2.1%.

▪
While the Company continues to actively seek high quality loan demand, the downward trend in loans outstanding is consistent with the overall strategy of improving its net interest margin, nonperforming asset levels, capital ratios, and overall profitability. Loan underwriting has also been strengthened in light of an overall weak economy.

▪
Interest bearing deposits decreased $13.7 million or 1.1% in the linked quarter comparison and were $1.2 billion at year-end 2011. Noninterest bearing deposit balances were relatively unchanged at $224 million.

▪	Short-term borrowings decreased $3.7 million or 12.0% due to a lower level of securities sold under agreements to repurchase.
▪
The allowance for loan losses was 2.64% of loans outstanding (net of unearned income) at year-end 2011, a decrease of 16 basis points compared to 2.80% at September 30, 2011. Net charge-offs were $5.9 million and $2.1 million for the current and linked quarters, respectively. This represents an increase of $3.8 million or 181%. Charge-offs in the current quarter include $2.6 million related to a single larger-balance real estate development credit which had been fully reserved for in prior quarters. In addition, the linked quarter includes a recovery of $500 thousand related to a single credit completely charged-off during 2009.

▪	The ratio of nonperforming loans to loans outstanding (net of unearned income) was 7.4% at year-end 2011, a decrease of 73 basis points compared to 8.1% at September 30, 2011.
▪
On a consolidated basis, the Company’s regulatory capital levels remain in excess of “well-capitalized” as defined by bank regulators. Likewise, the regulatory capital for the Company’s subsidiary banks exceeds the targets established in the agreements with their regulatory agencies.

▪
As has been previously disclosed, the Company learned in the first quarter of 2011 that the Commonwealth of Kentucky awarded its general depository services contract to a large multi-national bank. The Company held the previous contract which had an original termination date of June 30, 2011. This contract, which was previously extended through December 2011, was further extended through June 2012 whereby the Company will continue to provide services and assistance during the transition process. The Company is committed to facilitating a smooth transition with the Commonwealth and its employees. The impact of not retaining the general depository services contract of the Commonwealth has not had a material impact on the Company’s results of operations.

Farmers Capital Bank Corporation   *   Page 5 of 7

Dividend Status

Under an agreement with its banking regulatory authorities entered into during the fourth quarter of 2009, the Company has agreed not to pay dividends on its common or preferred stock (or to make interest payments on its trust preferred securities) without the prior approval of the Federal Reserve Bank of St. Louis (“Federal Reserve”) and the Kentucky Department of Financial Institutions (“KDFI”).  Representatives of the Federal Reserve and KDFI have indicated that any such approval for the payment of dividends will be predicated on a demonstration of adequate, normalized earnings on the part of the Company’s subsidiaries sufficient to support quarterly payments on the Company’s trust preferred securities and quarterly dividends on the Company’s common and preferred stock.  While both regulatory agencies have granted approval of all subsequent quarterly Company requests to make interest payments on its trust preferred securities and dividends on its preferred stock, the Company has not (based on the assessment by Company management of both the Company’s capital position and the earnings of its subsidiaries) sought regulatory approval for the payment of common stock dividends since the fourth quarter of 2009.  Moreover, the Company will not pay any such dividends on its common stock until the Company’s assessment of its capital position and earnings trends yield the conclusion that the payment of a common stock dividend is warranted.

Farmers Capital Bank Corporation is a bank holding company headquartered in Frankfort, Kentucky.  The Company operates 36 banking locations in 23 communities throughout Central and Northern Kentucky, a data processing company, and an insurance company.  Its stock is publicly traded on the NASDAQ Stock Market LLC exchange in the Global Select Market tier under the symbol:  FFKT.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon current expectations, but are subject to certain risks and uncertainties that may cause actual results to differ materially. Among the risks and uncertainties that could cause actual results to differ materially are economic conditions generally and in the subject market areas, overall loan demand, increased competition in the financial services industry which could negatively impact the ability of the subject entities to increase total earning assets, and retention of key personnel.  Actions by the Federal Reserve Board and changes in interest rates, loan prepayments by, and the financial health of, borrowers, and other factors described in the reports filed by the Company with the Securities and Exchange Commission could also impact current expectations.  For more information about these factors please see the Company’s Annual Report on Form 10-K on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements.

These forward-looking statements were based on information, plans and estimates at the date of this press release, and the Company does not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

Farmers Capital Bank Corporation   *   Page 6 of 7

Consolidated Financial Highlights-Unaudited
(In thousands except per share data)
	Three Months Ended			Twelve Months Ended
	December 31, 2011	September 30, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Interest income	$18,555	$19,493	$20,789	$78,349	$89,751
Interest expense	5,751	6,096	7,340	24,670	34,948
Net interest income	12,804	13,397	13,449	53,679	54,803
Provision for loan losses	3,286	3,232	3,573	13,487	17,233
Net interest income after provision for loan losses	9,518	10,165	9,876	40,192	37,570
Noninterest income	5,898	6,260	6,427	24,391	34,110
Noninterest expenses	14,744	16,959	15,082	62,492	62,711
Income (loss) before income tax (benefit) expense	672	(534)	1,221	2,091	8,969
Income tax (benefit) expense	(580)	(806)	330	(647)	2,037
Net income	$1,252	$272	$891	$2,738	$6,932

Net income	$1,252	$272	$891	$2,738	$6,932
Preferred stock dividends and discount accretion	(477)	(474)	(470)	(1,896)	(1,871)
Net income (loss) available to common shareholders	$775	$(202)	$421	$842	$5,061

Basic and diluted net income (loss) per common share	$.10	$(.03)	$.06	$.11	$.68

Averages
Loans, net of unearned interest	$1,084,839	$1,119,634	$1,201,798	$1,130,273	$1,236,202
Total assets	1,934,320	1,932,785	2,003,274	1,945,362	2,101,658
Deposits	1,448,496	1,446,751	1,473,064	1,456,644	1,548,851
Shareholders’ equity	156,613	156,136	152,452	154,560	152,206

Weighted average common shares outstanding – basic and diluted	7,437	7,427	7,402	7,424	7,390

Return on average assets	.26%	.06%	.18%	.14%	.33%
Return on average equity	3.17%	.69%	2.32%	1.77%	4.55%

	December 31, 2011	September 30, 2011	December 31, 2010
Cash and cash equivalents	$94,309	$101,402	$182,056
Investment securities	598,694	586,429	445,112
Loans, net of allowance of $28,264, $30,872, and $28,784	1,043,844	1,070,227	1,164,056
Other assets	148,814	144,679	144,469
Total assets	$1,885,661	$1,902,737	$1,935,693

Deposits	$1,435,065	$1,447,073	$1,463,572
Federal funds purchased and other short-term borrowings	27,022	30,723	47,409
Other borrowings	239,664	244,768	252,209
Other liabilities	26,853	23,816	22,607
Total liabilities	1,728,604	1,746,380	1,785,797

Shareholders’ equity	157,057	156,357	149,896
Total liabilities and shareholders’ equity	$1,885,661	$1,902,737	$1,935,693

End of period tangible book value per common share1	$16.86	$16.76	$15.87
End of period common share value	4.49	4.31	4.88

1 Represents total common equity less intangible assets divided by the number of common shares outstanding at the end of the period.

Farmers Capital Bank Corporation   *   Page 7 of 7